Exhibit 10.3

FORM OF STOCK UNIT AWARD AGREEMENT

THIS STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of the         th day of               , 2012, between DYNEGY INC., a Delaware corporation (“Dynegy”), and all of its Affiliates (collectively, the “Company”), and                                  (the “Director”).  A copy of the Dynegy Inc. 2012 Long Term Incentive Plan (the “Plan”) is annexed to this Agreement and shall be deemed a part hereof as if fully set forth herein.  Unless the context otherwise requires, all terms that are not defined in this Agreement but which are defined in the Plan shall have the same meaning given to them in the Plan when used herein.

1.             Award.  Pursuant to the Plan, as of the date of this Agreement (the “Grant Date”),                                     Stock Units (the “Stock Units”) shall be granted to Director as a matter of separate inducement and not in lieu of any other compensation for Director’s services, subject to the acceptance by the Director of the terms and conditions of this Agreement.  The Director acknowledges receipt of a copy of the Plan, and agrees that this award of Stock Units shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof, and to all of the terms and conditions of this Agreement.

2.             Stock Units.  Director hereby accepts the Stock Units when issued and agrees with respect thereto as follows:

(a)           Payment and Determination of Value.  Except as otherwise provided in Section 10 below, Dynegy shall provide to Director one share of Dynegy’s common stock, $0.01 par value per share for each Stock Unit on its vesting date.

(b)           Vesting.  Director’s Stock Units shall become vested on May 21, 2013 without further action by the Committee.

Except as otherwise provided in Section 2(c) below, any portion of the Stock Units that does not become vested in accordance with the preceding provisions of this Section 2(b) shall be forfeited to the Company for no consideration as of the date of the termination of Director’s service on the Board.

(c)           Accelerated Vesting and Payment.  Notwithstanding the provisions of Sections 2(a) and 2(b) above, the vesting for some or all of Director’s Stock Units shall be accelerated as follows:

(i)            if Director is determined to be disabled or in the event of the death of Director, then 100% of the Stock Units awarded to Director hereunder shall become vested as of the date of such determination or death, as applicable; and

(ii)           if Director’s service on the Board ceases for any reason other than resignation or for Cause, then 100% of the Stock Units awarded to Director hereunder shall become vested as of the date of such termination of service; and

(iii)          If Director’s service on the Board terminates by reason of resignation by Director, then the Stock Units shall vest as of the date of such termination equal to (1) the number of then outstanding Stock Units subject to this Agreement multiplied by (2) a fraction, the numerator of which shall be the number of calendar days which have lapsed since the Grant Date and the denominator of which shall be the number of calendar days from the the Grant Date until the anniversary of the Grant Date.

(iv)          If Director’s service on the Board terminates for Cause, then Director’s Stock Units shall be forfeited to the Company for no consideration as of the date of such termination of service.

(d)           For purposes of this Agreement, the following terms shall have the meanings indicated below:

(i)            “Board” shall have the same meaning as set forth in the Plan.

(ii)           “Cause” shall have the same meaning as set forth in the Plan.

(iii)          “Committee” shall have the same meaning as set forth in the Plan.

3.             Transfer Restrictions.  The Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or otherwise disposed of by Director.

4.             Shareholder Rights.  Director shall not have any of the rights of a shareholder of the Company with respect to the Stock Units.

5.             Corporate Acts.  The existence of the Stock Units shall not affect in any way the right or power of the Board of Directors of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

6.             Withholding of Tax.  To the extent that the receipt of the Stock Units results in compensation income to Director for federal or state income tax purposes, Director shall deliver to the Company at the time of such receipt, as the case may be, such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations, and if Director fails to do so, the Company is authorized to withhold from any cash or stock remuneration (including withholding any Stock Units distributable to Director under this Agreement) then or thereafter payable to Director any tax required to be withheld by reason of such resulting compensation income.

7.             Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of Director, such notices or communications shall be effectively delivered when hand delivered to Director at his or her principal place of employment or when sent by registered or certified mail to Director at the last address Director has filed with the Company.  In the case of the Company, such notices or communications shall be effectively delivered when sent by registered or certified mail to the Company at its principal executive offices.

8.             Entire Agreement; Amendment.  This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Director and the Company and constitutes the entire agreement between Director and the Company with respect to the subject matter of this Agreement.  This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.  In addition, if it is subsequently determined by the Committee, in its sole discretion, that the terms and conditions of this Agreement and/or the Plan are not compliant with Code Section 409A, or any Treasury regulations or Internal Revenue Service guidance promulgated thereunder, this Agreement and/or the Plan may be amended by the Company accordingly.

9.             Code Section 409A.  If and to the extent any portion of any payment provided to Director under this Agreement in connection with Director’s separation from service (as defined in Section 409A of Internal Revenue Code of 1986, as amended (“Code Section 409A”) is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and Director is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i), as determined by the Company in accordance with the procedures separately adopted by the Company for this purpose, by which determination Director, as a condition to accepting benefits under this Agreement and the Plan, agrees that he or she is bound, such portion of the shares of Dynegy’s common stock to be delivered on a vesting date shall not be delivered before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Code Section 409A) or (ii) the tenth 10th day after the date of Director’s death  (as applicable, the “New Payment Date”).  The shares that otherwise would have been delivered to Director during the period between the date of separation from service and the New Payment Date shall be delivered to Director on such New Payment Date, and any remaining shares will be delivered on their original schedule.  Neither the Company nor Director shall have the right to accelerate or defer the delivery of any such shares except to the extent specifically permitted or required by Code Section 409A.  This Agreement is intended to comply with the provisions of Code Section 409A and this Agreement and the Plan shall, to the extent practicable, be construed in accordance therewith.  Terms defined in this Agreement and the Plan shall have the meanings given such terms under Code Section 409A if and to the extent required to comply with Code Section 409A.  In any event, the Company makes no representations or warranty and shall have no liability to Director or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

10.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Director.

11.           Miscellaneous.  In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall be controlling.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Director has agreed to and accepted the terms of this Agreement*, all as of the date first above written.

DYNEGY INC.

By:

Name:

Title:

*Director has agreed to and accepted the terms of this Agreement utilizing online grant acceptance capabilities with E*Trade Financial, the Company’s restricted stock administrator.